EXHIBIT 99-1

FOR IMMEDIATE RELEASE:

         CalAmp Reports Fiscal 2004 Fourth Quarter and Year-End Results

                 *  Fiscal 2004 sales reach record level

            * Quarterly conference call to be held Tuesday 4/27/04


VENTURA COUNTY, CA, April 26, 2004 - California Amplifier, Inc. (Nasdaq:
CAMP) today reported results for its fourth quarter and fiscal year ended February 28, 2004.

Sales for the fiscal 2004 fourth quarter were $41.6 million, an increase of 60% compared to $26.1 million for the fourth quarter of the prior year. Net income for the fourth quarter increased by 200% to $3.0 million, or $0.18 per diluted share, compared to $1.0 million, or $0.06 per diluted share for the fourth quarter of last year.

Sales for fiscal year 2004 were a record $128.6 million, compared to $100.0 million for fiscal year 2003. Net income for fiscal year 2004 was $5.7 million, or $0.37 per diluted share, compared to $5.2 million, or $0.35 per diluted share for fiscal year 2003.

Fred Sturm, President and Chief Executive Officer commented, "We are pleased with our overall financial performance for fiscal year 2004. Despite a difficult start to the year in our core satellite business, we rebounded strongly in the second half of the year and we were able to complete fiscal 2004 at a record level of sales and also post our fourth consecutive year of profitability.

Mr. Sturm added, "During the year we also made significant progress in two key aspects of our business. First, we reduced our fixed manufacturing costs by subcontracting a significant portion of our manufacturing operations. Second, we've begun the process of transforming our Company into a communication solutions provider for both wired and wireless applications with our recent acquisition of Vytek Corporation. This acquisition enables diversification into markets we believe will provide future growth and continued profitability. I'm excited about the opportunities that I expect will be presented to us as a result of our combined strength in engineering, marketing, manufacturing and professional services."

Mr. Sturm also noted, "Based on our current visibility, we estimate fiscal 2005 first quarter revenues in the range of $43 to $50 million and earnings in the range of $0.06 to $0.10 per diluted share. Our merger with Vytek Corporation was completed on April 12, so our first quarter ending May 31 will include Vytek's operations for about one-half of the quarter. The first quarter is expected to include the write-off of Vytek's in-process R&D of approximately $500,000 pursuant to purchase accounting rules. Other factors impacting this latest guidance are an anticipated increase in the Company's effective tax rate in fiscal 2005 to approximately 38%, compared to an effective rate of less than one percent in fiscal 2004, and the impact of recent substantial increases in the cost of raw steel, which is a key material for our satellite business. We are, however, taking steps to minimize the impact of these cost increases."

As more fully described in a Form 8-K filed today, on April 21, 2004 the Company was served with a complaint alleging certain violations of the California labor code. The Company intends to defend itself vigorously against these allegations and has established what management believes to be an appropriate reserve in the quarter ended February 28, 2004.

In a change from the schedule previously announced, the Company will hold its quarterly conference call on Tuesday, April 27, 2004 at 1:30 p.m. Pacific Time to discuss its fiscal 2004 fourth quarter financial results and current business status. A live audio webcast of the conference call can be accessed on either the Company's web site, www.calamp.com, or on the web site www.prnewswire.com under the Multimedia News section. Both links require listeners to install either RealPlayer or Windows Media Player to access the event. A replay of the audio broadcast will be available for 14 days after the call's completion.

About California Amplifier, Inc.
CalAmp offers service providers, enterprise customers and technology developers a comprehensive range of communications access and content delivery products, services and solutions. The Company leverages its expertise in supplying cost-effective, high volume RF products, as a leading provider of direct broadcast satellite (DBS) equipment to the U.S. DBS market. Drawing upon its growing expertise in networking applications and wireless technologies, the Company has developed solutions for digital multimedia delivery, residential broadband data delivery, retailing applications, public safety markets and wireless enterprise connectivity. With diverse capabilities ranging from product development through cost-effective, large-scale production, CalAmp provides valuable, high quality solutions to a broad array of customers and markets. The Company is headquartered in Ventura County, California and has approximately 800 employees. CalAmp was founded in 1981 and has been publicly traded since 1983. For more information visit: www.calamp.com.

Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may," "will," "expects," "intends," "plans," "believes," "seeks," "could," "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs, the Company's ability to integrate the Vytek acquisition successfully and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


For more information, contact:
       Crocker Coulson                    Rick Vitelle
       Partner                            Chief Financial Officer
       CCG Investor Relations             California Amplifier, Inc.
       (818) 789-0100                     (805) 987-9000
       crocker.coulson@coffincg.com


                              [TABLES FOLLOW]

                              CALIFORNIA AMPLIFIER, INC.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                  (unaudited, in thousands, except per share data)



                                 Three Months Ended           Year Ended
                                     February 28,            February 28,
                                 -------------------     -------------------
                                   2004        2003        2004        2003
                                 -------     -------     -------     -------
Sales                            $41,605     $26,071    $128,616    $100,044
Cost of goods sold                35,179      22,115     110,950      79,511
                                 -------     -------     -------     -------
Gross profit                       6,426       3,956      17,666      20,533
                                 -------     -------     -------     -------
Operating expenses:
  Research and development         1,427       1,167       5,363       5,982
  Selling                            666         617       2,336       2,560
  General and administrative       1,346         777       3,984       3,781
                                 -------     -------     -------     -------
Total operating expenses           3,439       2,561      11,683      12,323
                                 -------     -------     -------     -------
Operating income                   2,987       1,395       5,983       8,210

Non-operating expense, net           (49)        (56)       (243)       (215)
                                 -------     -------     -------     -------
Income before income taxes         2,938       1,339       5,740       7,995

Income tax benefit (provision)        36        (368)        (26)     (2,835)
                                 -------     -------     -------     -------

Net income                       $ 2,974     $   971     $ 5,714     $ 5,160
                                 =======     =======     =======     =======

Net income per share:
  Basic                          $  0.20     $  0.07     $  0.39     $  0.35
  Diluted                        $  0.18     $  0.06     $  0.37     $  0.35

Shares used in per share
 calculations:
   Basic                          14,885      14,740      14,791      14,639
   Diluted                        16,179      14,960      15,390      14,870


BUSINESS UNIT SALES INFORMATION:
                                 Three Months Ended           Year Ended
                                     February 28,            February 28,
                                 -------------------     -------------------
                                   2004        2003        2004        2003
                                 -------     -------     -------     -------
Satellite Products               $39,750     $23,880    $121,000    $ 88,437
Wireless Access Products           1,855       2,191       7,616      11,607
                                 -------     -------     -------     -------
Total                            $41,605     $26,071    $128,616    $100,044
                                 =======     =======     =======     =======

                             CALIFORNIA AMPLIFIER, INC.
                            CONSOLIDATED BALANCE SHEETS
                            (unaudited - in thousands)

                                                          February 28,
                                                      2004           2003
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $ 22,885        $ 21,947
  Accounts receivable, net                            18,579          16,053
  Inventories                                         20,253          12,862
  Deferred income tax assets                           2,807           1,130
  Prepaid expenses and other current assets            3,244           1,100
                                                    --------        --------
     Total current assets                             67,768          53,092

Property and equipment, at cost, net of
 accumulated depreciation and amortization             4,381           9,322
Deferred income tax assets, less current portion       3,956           5,400
Goodwill                                              20,938          20,938
Other assets                                             599             845
                                                    --------        --------
                                                    $ 97,642        $ 89,597
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $  3,527        $  3,005
  Accounts payable                                    17,395          11,553
  Accrued payroll and employee benefits                1,513           1,649
  Other accrued liabilities                            2,078           2,198
                                                    --------        --------
     Total current liabilities                        24,513          18,405
                                                    --------        --------
Long-term debt, less current portion                   7,766          12,569
                                                    --------        --------
Commitments and contingencies

Stockholders' equity:
  Common stock                                           149             147
  Additional paid-in capital                          44,486          43,441
  Retained earnings                                   21,550          15,836
  Accumulated other comprehensive loss                  (822)           (801)
                                                    --------        --------
     Total stockholders' equity                       65,363          58,623
                                                    --------        --------
                                                    $ 97,642        $ 89,597
                                                    ========        ========


                                   #  #  #